Exhibit 10.1
[EXECUTION COPY]
REVOLVING CREDIT AGREEMENT
among
NISOURCE FINANCE CORP.,
as Borrower,
NISOURCE INC.,
as Guarantor,
LENDERS
Party Hereto,
as Lenders,
DRESDNER BANK, AG, New York Branch,
as Administrative Agent,

DRESDNER KLEINWORT WASSERSTEIN LLC,
as Sole Lead Arranger
and
Sole Book Runner

Dated as of November 30, 2005

 i

TABLE OF CONTENTS
(continued)

		Page
	ARTICLE VI
	NEGATIVE COVENANTS

SECTION 6.01.	Negative Covenants	31

	ARTICLE VII
	FINANCIAL COVENANT

	ARTICLE VIII
	EVENTS OF DEFAULT

SECTION 8.01.	Events of Default	35

	ARTICLE IX
	THE ADMINISTRATIVE AGENT

SECTION 9.01.	The Administrative Agent	39

	ARTICLE X
	GUARANTY

SECTION 10.01.	The Guaranty	41
SECTION 10.02.	Waivers	42

	ARTICLE XI
	MISCELLANEOUS

SECTION 11.01.	Notices	44
SECTION 11.02.	Waivers; Amendments	44
SECTION 11.03.	Expenses; Indemnity; Damage Waiver	45
SECTION 11.04.	Successors and Assigns	46
SECTION 11.05.	Survival	50
SECTION 11.06.	Counterparts; Integration; Effectiveness	50
SECTION 11.07.	Severability	50
SECTION 11.08.	Right of Setoff	50
SECTION 11.09.	Governing Law; Jurisdiction; Consent to Service of Process	51
SECTION 11.10.	WAIVER OF JURY TRIAL	51
SECTION 11.11.	Headings	52
SECTION 11.12.	Confidentiality	52
SECTION 11.13.	USA PATRIOT Act	52
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EXHIBITS AND SCHEDULES

EXHIBIT A	Form of Assignment and Acceptance
EXHIBIT B-1	Form of Opinion of Schiff Hardin LLP
EXHIBIT B-2	Form of Opinion of Thelen Reid & Priest LLP
SCHEDULE 2.01	Lenders and Commitments
 iii

     REVOLVING CREDIT AGREEMENT, dated as of November 30, 2005 (this “Agreement”), among NISOURCE FINANCE CORP., an Indiana corporation, as Borrower (the “Borrower”), NISOURCE INC., a Delaware corporation (“NiSource”), as Guarantor (the “Guarantor”), the Lenders (defined below), DRESDNER KLEINWORT WASSERSTEIN LLC, as the Sole Lead Arranger and Sole Book Runner (the “Arranger”) and DRESNDER BANK, AG, NEW YORK BRANCH, as the administrative agent for the Lenders (in such capacity, the “Administrative Agent”).
W I T N E S S E T H:
     WHEREAS, the parties are willing to enter into this Revolving Credit Agreement on the terms and subject to the conditions herein set forth.
     NOW, THEREFORE, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
     SECTION 1.01.   Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
     “Administrative Agent” is defined in the preamble.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Aggregate Commitments” means the aggregate amount of the Commitments of all Lenders, as in effect from time to time. As of the date hereof, the Aggregate Commitments equal $300,000,000.
     “Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
     “Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
     “Arranger” is defined in the preamble.

     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
     “Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.
     “Beneficiary” has the meaning set forth in Section 10.01.
     “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
     “Borrower” means NiSource Finance Corp., Inc. an Indiana corporation.
     “Borrowing” means Loans made on the same date and, as to which a single Interest Period is in effect.
     “Borrowing Request” means a request by the Borrower for a Loan in accordance with Section 2.02.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed and any day on which banks are not open for dealings in dollar deposits in the London interbank market.
     “Capital Lease” means, as to any Person, any lease of real or personal property in respect of which the obligations of the lessee are required, in accordance with GAAP, to be capitalized on the balance sheet of such Person.
     “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person other than a corporation (including, but not limited to, all common stock and preferred stock and partnership, membership and joint venture interests in a Person), and any and all warrants, rights or options to purchase any of the foregoing.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act, 42, U.S.C. Section 9601 et seq., as amended.
     “Change of Control” means (a) any “person” or “group” within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, shall become the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of more than 50% of the then outstanding voting Capital Stock of the Guarantor, (b) Continuing Directors shall cease to constitute at least a majority of the directors constituting the Board of Directors of the Guarantor, (c) a consolidation or merger of the Guarantor shall occur after which the holders of the outstanding voting Capital Stock of the Guarantor immediately prior thereto hold less than 50% of the outstanding voting Capital Stock of the surviving entity; (d) more than 50% of the outstanding voting Capital Stock of the Guarantor shall be transferred to an entity of which the Guarantor owns less than 50% of the outstanding voting Capital Stock; (e) there shall occur a sale of all or substantially all of the assets of the Guarantor; or (f) the Borrower, NIPSCO or Columbia shall cease to be a Wholly-Owned Subsidiary of the Guarantor (except to the extent otherwise permitted under clauses (i), (ii), (iii) or (iv) of Section 6.01(b)).
     “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Columbia” means Columbia Energy Group, a Delaware corporation.
     “Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder, as such commitment may be (a) reduced from time to time or terminated pursuant to Section 2.07 or Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04. The initial amount of each Lender’s Commitment is (x) the amount set forth on Schedule 2.01 opposite such Lender’s name; or (y) the amount set forth in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable.
     “Consolidated Capitalization” means the sum of (a) Consolidated Debt, (b) consolidated common equity of the Guarantor and its Consolidated Subsidiaries determined in accordance with GAAP, and (c) the aggregate liquidation preference of preferred stocks (other than preferred stocks subject to mandatory redemption or repurchase) of the Guarantor and its Consolidated Subsidiaries upon involuntary liquidation.
     “Consolidated Debt” means, at any time, the Indebtedness of the Guarantor and its Consolidated Subsidiaries that would be classified as debt on a balance sheet of the Guarantor determined on a consolidated basis in accordance with GAAP.
     “Consolidated Net Tangible Assets” means, at any time, the total amount of assets appearing on a consolidated balance sheet of the Guarantor and its Subsidiaries (other than Utility Subsidiaries), determined in accordance with GAAP and prepared as of the end of the fiscal quarter then most recently ended, less, without duplication, the following (other than those of Utility Subsidiaries):
     (a) all current liabilities (excluding any thereof that are by their terms extendable or renewable at the sole option of the obligor thereon, without requiring the consent of the obligee, to a date more than 12 months after the date of determination);
     (b) all reserves for depreciation and other asset valuation reserves (but excluding any reserves for deferred Federal income taxes, arising from accelerated amortization or otherwise);

     (c) all intangible assets, such as goodwill, trademarks, trade names, patents and unamortized debt discount and expense, carried as an asset on such balance sheet; and
     (d) all appropriate adjustments on account of minority interests of other Persons holding common stock of any Subsidiary of the Guarantor.
     “Consolidated Subsidiary” means, on any date, each Subsidiary of the Guarantor the accounts of which, in accordance with GAAP, would be consolidated with those of the Guarantor in its consolidated financial statements if such statements were prepared as of such date.
     “Contingent Guaranty” means a direct or contingent liability in respect of a Project Financing (whether incurred by assumption, guaranty, endorsement or otherwise) that either (a) is limited to guarantying performance of the completion of the Project that is financed by such Project Financing or (b) is contingent upon, or the obligation to pay or perform under which is contingent upon, the occurrence of any event other than failure of the primary obligor to pay upon final maturity (whether by acceleration or otherwise).
     “Continuing Directors” means all members of the board of directors of the Guarantor who (a) have held office continually since the Effective Date, and (b) were elected as directors after the Effective Date and whose nomination for election was approved by a vote of at least 50% of the Continuing Directors.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Credit Documents” means (a) this Agreement, any promissory notes executed pursuant to Section 2.10, and any Assignment and Acceptances, (b) any certificates, opinions and other documents required to be delivered pursuant to Section 3.01, and (c) any other documents delivered by a Credit Party pursuant to or in connection with any one or more of the foregoing.
     “Credit Party” means each of the Borrower and the Guarantor; and “Credit Parties” means the Borrower and the Guarantor, collectively.
     “DB” means Dresdner Bank AG or any of its Affiliates.
     “Debt for Borrowed Money” means, as to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all Capital Lease obligations of such Person, and (d) all obligations of such Person under synthetic leases, tax retention operating leases, off-balance sheet loans or other off-balance sheet financing products that, for tax purposes, are considered indebtedness for borrowed money of the lessee but are classified as operating leases under GAAP.
     “Debt to Capitalization Ratio” means, at any time, the ratio of Consolidated Debt to Consolidated Capitalization.
     “Default” means any event or condition that constitutes an Event of Default or that, upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
     “Dollars” or “$” refers to lawful money of the United States of America.
     “Effective Date” means the date on which this Agreement has been executed and delivered by each of the Borrower, the Guarantor, the Arranger, the initial Lenders and the Administrative Agent.
     “Environmental Laws” means any and all foreign, federal, state, local or municipal laws (including, without limitation, common laws), rules, orders, regulations, statutes, ordinances, codes, decrees, judgments, awards, writs, injunctions, requirements of any Governmental Authority or other requirements of law regulating, relating to or imposing liability or standards of conduct concerning, pollution, waste, industrial hygiene, occupational safety or health, the presence, transport, manufacture, generation, use, handling, treatment, distribution, storage, disposal or release of Hazardous Substances, or protection of human health, plant life or animal life, natural resources or the environment, as now or at any time hereafter in effect.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Guarantor or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “ERISA Affiliate” means any Person who, for purposes of Title IV of ERISA, is a member of the Guarantor’s controlled group, or under common control with the Guarantor, within the meaning of Section 414 of the Code and the regulations promulgated and rulings issued thereunder.
     “ERISA Event” means (a) a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC, (b) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) and 4041(c) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA), (c) the withdrawal by the Guarantor or an ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (d) the failure by the Guarantor or any ERISA Affiliate to make a payment to a Plan required under Section 302(f)(1) of ERISA, which Section imposes a lien for failure to make required payments, (e) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA, or (f) the institution by the PBGC of proceedings to terminate a Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which may reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan.
     “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board, as in effect from time to time.
     “Eurodollar Rate Reserve Percentage” of any Lender for the Interest Period for any Loan means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.
     “Event of Default” has the meaning assigned to such term in Article VIII.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income or net earnings by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located and (b) in case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(d)), any withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement, except to the extent that such Foreign Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a) or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.17(e) when legally able to do so.
     “Existing Agreement” means the Credit Agreement, dated as of March 11, 2005 (as amended or otherwise modified), among the Borrower, the Guarantor, certain financial institutions as lenders and Barclays Bank Plc, as Administrative Agent and LC Bank.
     “Exposure” means, with respect to any Lender at any time, such Lender’s Outstanding Loans.
     “Facility Fee” has the meaning set forth in Section 2.12.
     “Federal Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.) as now or hereafter in effect, or any successor statute.

     “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “GAAP” means generally accepted accounting principles in the United States of America consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e).
     “Governmental Authority” means the government of the United States of America, any other nation, or any political subdivision of the United States of America or any other nation, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government and includes, in any event, an “Independent System Operator” or any entity performing a similar function.
     “Granting Lender” has the meaning set forth in Section 11.04.
     “Guarantor” means NiSource.
     “Guaranty” means the guaranty of the Guarantor pursuant to Article X of this Agreement.
     “Hazardous Materials” means any asbestos; flammables; volatile hydrocarbons; industrial solvents; explosive or radioactive materials; hazardous wastes; toxic substances; liquefied natural gas; natural gas liquids; synthetic gas; oil, petroleum, or related materials and any constituents, derivatives, or byproducts thereof or additives thereto; or any other material, substance, waste, element or compound (including any product) regulated pursuant to any Environmental Law, including, without limitation, substances defined as “hazardous substances,” “hazardous materials,” “contaminants,” “pollutants,” “hazardous wastes,” “toxic substances,” “solid waste,” or “extremely hazardous substances” in (i) CERCLA, (ii) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., (iii) the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., (iv) the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq., (v) the Clean Air Act, 42 U.S.C. Section 7401 et seq., (vi) the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., (vii) the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., or (viii) foreign, state, local or municipal law, in each case, as may be amended from time to time.
     “Indebtedness” of any Person means (without duplication) (a) Debt for Borrowed Money, (b) obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business which are not overdue, (c) all obligations, contingent or otherwise, of such Person in respect of any letters of credit, bankers’ acceptances or interest rate, currency or commodity swap, cap or floor arrangements, (d) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed, (e) all amounts payable by such Person in connection with mandatory redemptions or repurchases of preferred stock, and (f) obligations of such Person under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) above.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitee” has the meaning set forth in Section 11.03.
     “Index Debt” means the senior unsecured long-term debt securities of the Borrower, without third-party credit enhancement provided by a Person other than the Guarantor.
     “Information” has the meaning set forth in Section 11.12.
     “Insufficiency” means, with respect to any Plan, the amount, if any, by which the present value of all vested and unvested accrued benefits under such Plan exceeds the fair market value of assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan using actuarial assumptions used in determining such Plan’s normal cost for purposes of Section 4l2(b)(2)(A) of the Code.
     “Interest Payment Date” means the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and the Termination Date.
     “Interest Period” means the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is three months thereafter; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day; and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent continuation of such Borrowing.
     “Lenders” means the Persons listed on Schedule 2.01, including any such Person identified thereon or in the signature pages hereto as the Arranger, and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

     “LIBO Rate” means, with respect to any Borrowing for any Interest Period, the rate appearing on Telerate Page 3750 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Borrowing for such Interest Period shall be the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
     “Lien” has the meaning set forth in Section 6.01(a).
     “Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
     “Margin Stock” means margin stock within the meaning of Regulations U and X issued by the Board.
     “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, condition (financial or otherwise) or prospects of the Guarantor and its Subsidiaries taken as a whole; (b) the validity or enforceability of any of Credit Documents or the rights, remedies and benefits available to the Administrative Agent and the Lenders thereunder; or (c) the ability of the Borrower or the Guarantor to consummate the Transactions.
     “Material Subsidiary” means at any time the Borrower, NIPSCO, Columbia, and each Subsidiary of the Guarantor, other than the Borrower, NIPSCO and Columbia, in respect of which:
     (a) the Guarantor’s and its other Subsidiaries’ investments in and advances to such Subsidiary and its Subsidiaries exceed 10% of the consolidated total assets of the Guarantor and its Subsidiaries taken as a whole, as of the end of the most recent fiscal year; or
     (b) the Guarantor’s and its other Subsidiaries’ proportionate interest in the total assets (after intercompany eliminations) of such Subsidiary and its Subsidiaries exceeds 10% of the consolidated total assets of the Guarantor and its Subsidiaries as of the end of the most recent fiscal year; or
     (c) the Guarantor’s and its other Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of such Subsidiary and its Subsidiaries exceeds 10% of the consolidated income of the Guarantor and its Subsidiaries for the most recent fiscal year.

     “Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.
     “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which (a) is maintained for employees of the Borrower or an ERISA Affiliate and at least one Person other than the Borrower and its ERISA Affiliates, or (b) was so maintained and in respect of which the Borrower or an ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event that such plan has been or were to be terminated.
     “NIPSCO” means Northern Indiana Public Service Company, an Indiana corporation.
     “Non-Recourse Debt” means Indebtedness of the Guarantor or any of its Subsidiaries which is incurred in connection with the acquisition, construction, sale, transfer or other disposition of specific assets, to the extent recourse, whether contractual or as a matter of law, for non-payment of such Indebtedness is limited (a) to such assets or (b) if such assets are (or are to be) held by a Subsidiary formed solely for such purpose, to such Subsidiary or the Capital Stock of such Subsidiary.
     “Obligations” means all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing and whenever incurred (including, without limitation, after the commencement of any bankruptcy proceeding), owing to the Administrative Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document.
     “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.
     “Outstanding Loans” means, as to any Lender at any time, the aggregate principal amount of all Loans made or maintained by such Lender then outstanding.
     “Participant” has the meaning set forth in Section 11.04.
     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

     “Prime Rate” means the rate of interest per annum publicly announced or established from time to time by the Administrative Agent as its prime or base rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
     “Project” means an energy or power generation, transmission or distribution facility (including, without limitation, a thermal energy generation, transmission or distribution facility and an electric power generation, transmission or distribution facility (including, without limitation, a cogeneration facility)), a gas production, transportation or distribution facility, or a minerals extraction, processing or distribution facility, together with (a) all related electric power transmission, fuel supply and fuel transportation facilities and power supply, thermal energy supply, gas supply, minerals supply and fuel contracts, (b) other facilities, services or goods that are ancillary, incidental, necessary or reasonably related to the marketing, development, construction, management, servicing, ownership or operation of such facility, (c) contractual arrangements with customers, suppliers and contractors in respect of such facility, and (d) any infrastructure facility related to such facility, including, without limitation, for the treatment or management of waste water or the treatment or remediation of waste, pollution or potential pollutants.
     “Project Financing” means Indebtedness incurred by a Project Financing Subsidiary to finance (a) the development and operation of the Project such Project Financing Subsidiary was formed to develop or (b) activities incidental thereto; provided that such Indebtedness does not include recourse to the Guarantor or any of its other Subsidiaries other than (x) recourse to the Capital Stock in any such Project Financing Subsidiary, and (y) recourse pursuant to a Contingent Guaranty.
     “Project Financing Subsidiary” means any Subsidiary of the Guarantor (a) that (i) is not a Material Subsidiary, and (ii) whose principal purpose is to develop a Project and activities incidental thereto (including, without limitation, the financing and operation of such Project), or to become a partner, member or other equity participant in a partnership, limited liability company or other entity having such a principal purpose, and (b) substantially all the assets of which are limited to the assets relating to the Project being developed or Capital Stock in such partnership, limited liability company or other entity (and substantially all of the assets of any such partnership, limited liability company or other entity are limited to the assets relating to such Project); provided that such Subsidiary incurs no Indebtedness other than in respect of a Project Financing.
     “Register” has the meaning set forth in Section 11.04.
     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
     “Required Lenders” means Lenders having more than 50% in aggregate amount of the Commitments, or if the Commitments shall have been terminated, of the Total Outstanding Principal.

     “Responsible Officer” of a Credit Party means any of (a) the President, the chief financial officer, the chief accounting officer and the Treasurer of such Credit Party and (b) any other officer of such Credit Party whose responsibilities include monitoring compliance with this Agreement.
     “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Companies, Inc., and any successor thereto.
     “SPFV” has the meaning set forth in Section 11.04.
     “Subsidiary” means, with respect to any Person, any corporation or other entity of which at least a majority of the outstanding shares of stock or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other managers of such corporation or other entity (irrespective of whether or not at the time stock or other equity interests of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of the Subsidiaries of such Person.
     “Substantial Subsidiaries” has the meaning set forth in Section 8.01.
     “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, penalties and additions to tax imposed thereon or in connection therewith.
     “Termination Date” means the earliest of (a) September 5, 2006 and (b) the date upon which the Commitments are terminated pursuant to Section 8.1 or otherwise.
     “Total Outstanding Principal” means the aggregate amount of the Outstanding Loans of all Lenders.
     “Transactions” means the execution, delivery and performance by the Borrower and the Guarantor of this Agreement and the Borrowing of Loans hereunder.
     “Upfront Fee” has the meaning set forth in Section 2.12.
     “Utility Subsidiary” means a Subsidiary of the Guarantor that is subject to regulation by a Governmental Authority (federal, state or otherwise) having authority to regulate utilities, and any Wholly-Owned Subsidiary thereof.
     “Wholly-Owned Subsidiary” means, with respect to any Person, any corporation or other entity of which all of the outstanding shares of stock or other ownership interests in which, other than directors’ qualifying shares (or the equivalent thereof), are at the time directly or indirectly owned or controlled by such Person or one or more of the Subsidiaries of such Person.
     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Sections 4201, 4203 and 4205 of ERISA.

     SECTION 1.02.   Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “or” shall not be exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The terms “knowledge of”, “awareness of” and “receipt of notice of” in relation to a Credit Party, and other similar expressions, mean knowledge of, awareness of, or receipt of notice by, a Responsible Officer of such Credit Party. In the event the Public Utility Holding Company Act of 1935, as amended, shall cease to be of effect and not replaced, references herein to such Act shall cease to be of effect.
     SECTION 1.03.   Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
ARTICLE II
THE CREDITS
     SECTION 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Exposure exceeding such Lender’s Commitment or (ii) the sum of the Exposures of all of the Lenders exceeding the Aggregate Commitments.
     (b) Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

     SECTION 2.02.   Loans; Requests for Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
     (b) Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
     (c) At the commencement of each Interest Period for any Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $5,000,000 and not less than $10,000,000 and there shall not at any time be more than a total of two Loans outstanding under this Agreement.
     (d) To request a Loan, the Borrower shall notify the Administrative Agent of such request by telephone not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information:
     (i) the aggregate amount of the requested Borrowing; and
     (ii) the date of such Borrowing, which shall be a Business Day;
     Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
     SECTION 2.03.   [Intentionally Omitted].
     SECTION 2.04.   [Intentionally Omitted].
     SECTION 2.05.   Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account established and maintained by the Borrower at the Administrative Agent’s office in New York City.
     (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative

Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
     SECTION 2.06.   [Intentionally Omitted].
     SECTION 2.07.   Mandatory Termination or Reduction of Commitments. Unless previously terminated, the Commitments shall terminate on the Termination Date.
     SECTION 2.08.   Mandatory Prepayments. (a) If at any time the Total Outstanding Principal exceeds the Aggregate Commitments then in effect for any reason whatsoever (including, without limitation, as a result of any reduction in the Aggregate Commitments pursuant to Section 2.09), the Borrower shall prepay Loans in such aggregate amount (together with accrued interest thereon to the extent required by Section 2.13) as shall be necessary so that, after giving effect to such prepayment, the Total Outstanding Principal does not exceed the Aggregate Commitments.
     (b) Each prepayment of Loans pursuant to this Section 2.08 shall be accompanied by the Borrower’s payment of any amounts payable under Section 2.16 in connection with such prepayment. Prepayments of Loans shall be applied ratably to the Loans so prepaid.
     SECTION 2.09.   Optional Reduction of Commitments. (a) The Borrower may not terminate, or reduce, the Commitments at any time other than on an Interest Payment Date. Any reduction of the Commitments shall be in an amount that is an integral multiple of $10,000,000 and the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Total Outstanding Principal would exceed the Aggregate Commitments thereafter in effect.
     (b) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under Section 2.09(a) at least five Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent.
     (c) Each reduction of the Commitments pursuant to this Section 2.09 shall be made ratably among the Lenders in accordance with their respective Commitments immediately preceding such reduction.
     SECTION 2.10.   Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.
     (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
     (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
     (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
     (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
     SECTION 2.11. Optional Prepayment of Loans. (a) The Borrower may prepay any Borrowing in whole or in part at any time. Loans prepaid pursuant to this Section may be reborrowed up to the then Outstanding Commitment amount in accordance with the terms of this Agreement.
     (b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and by any amounts payable under Section 2.16 in connection with such prepayment.
     SECTION 2.12. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee (each a “Facility Fee”), which shall accrue at the rate of 0.375% per annum on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Outstanding Loans after its Commitment terminates, then such Facility Fee shall continue to accrue on the daily amount of such Lender’s Outstanding Loans from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Outstanding Loans. Accrued Facility Fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the Effective Date; provided that any Facility Fees accruing after the date on which the Commitments terminate shall be payable on demand. All Facility Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
     (b) The Borrower agrees to pay to the Administrative Agent for the account of the Lenders an upfront fee (the “Upfront Fee”) in the aggregate amount of $150,000, payable in full on the Closing Date.
     (c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution to the Lenders. Fees due and paid shall not be refundable under any circumstances.
     SECTION 2.13.   Interest. (a) The Loans shall bear interest at a rate per annum equal to the LIBO Rate for a three-month Interest Period.
     (b) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the Alternate Base Rate as provided above.
     (c) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) all accrued interest shall be payable upon termination of the Commitments.
     (d) All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
     SECTION 2.14.   [Intentionally Omitted].
     SECTION 2.15.   Increased Costs. (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement described in paragraph (e) of this Section); or
     (ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Loans made by such Lender or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan and participation interests therein (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
     (b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of its holding company, if any, as a consequence of this Agreement to a level below that which such Lender or its holding company could have achieved but for such Change in Law (taking into consideration its policies and the policies of its holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.
     (c) A certificate of a Lender, as the case may be, setting forth the amount or amounts necessary to compensate it or its holding company as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the amount shown as due on any such certificate within 10 days after receipt thereof.
     (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than ninety days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of its intention to claim compensation therefor; provided, further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the ninety day period referred to above shall be extended to include the period of retroactive effect thereof.
     (e) The Borrower shall pay (without duplication as to amounts paid under this Section 2.15) to each Lender, so long as such Lender shall be required under regulations of the Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Loan of such Lender, from the date of such Loan until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the LIBO Rate for the Interest Period for such Loan from (ii) the rate obtained by dividing such LIBO Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Loan. Such additional interest determined by such Lender and notified to the Borrower and the Administrative Agent, accompanied by the calculation of the amount thereof, shall be conclusive and binding for all purposes absent manifest error.
     SECTION 2.16.   Break Funding Payments. In the event of (a) the payment of any principal of any Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the failure to borrow or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.11(b) and is revoked in accordance therewith), or (c) the assignment of any Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount reasonably determined by such Lender to be equal to the excess, if any, of (x) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, the duration of the Interest Period that would have resulted from such borrowing) if the interest rate payable on such deposit were equal to the LIBO Rate for such Interest Period, over (y) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for dollar deposit from other banks in the eurodollar market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
     SECTION 2.17.   Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Credit Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Credit Party shall make such deductions and (iii) such Credit Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (and for any Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
     (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Credit Party to a Governmental Authority, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the laws of the jurisdiction in which the Borrower or the Guarantor is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with an additional original or a photocopy, as required under applicable rules and procedures, to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as shall be necessary to permit such payments to be made without withholding or at a reduced rate. Further, in those circumstances as shall be necessary to allow payments hereunder to be made free of (or at a reduced rate of) withholding tax, each other Lender and the Administrative Agent, as applicable, shall deliver to Borrower such documentation as the Borrower may reasonably request in writing.
     (f) Except with the prior written consent of the Administrative Agent, all amounts payable by a Credit Party hereunder shall be made by such Credit Party in its own name and for its own account from within the United States by a payor that is a United States person (within the meaning of Section 7701 of the Code).
     SECTION 2.18.   Payments Generally; Pro Rata Treatment; Sharing of Set-Offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal,

interest or fees, or under Section 2.15, 2.16, 2.17 or 11.03, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 1301 Avenue of the Americas, New York, New York, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 11.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.
     (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
     (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Obligations owing to it resulting in such Lender receiving payment of a greater proportion of the aggregate amount of such Obligations and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of, or other Obligations owing to, other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans or other Obligations, as applicable; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Guarantor, the Borrower or any other Subsidiary or Affiliate of the Guarantor (as to which the provisions of this paragraph shall apply). The Borrower and the Guarantor consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower and the Guarantor rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower or the Guarantor in the amount of such participation.

     (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.
     (e) If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.05(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
     SECTION 2.19.   Mitigation Obligations; Replacement of Lenders. (a) Any Lender claiming reimbursement or compensation from the Borrower under either of Sections 2.15 and 2.17 for any losses, costs or other liabilities shall use reasonable efforts (including, without limitation, reasonable efforts to designate a different lending office of such Lender for funding or booking its Loans or to assign its rights and obligations hereunder to another of its offices, branches or affiliates) to mitigate the amount of such losses, costs and other liabilities, if such efforts can be made and such mitigation can be accomplished without such Lender suffering (i) any economic disadvantage for which such Lender does not receive full indemnity from the Borrower under this Agreement or (ii) otherwise be disadvantageous to such Lender.
     (b) In determining the amount of any claim for reimbursement or compensation under Sections 2.15 and 2.17, each Lender will use reasonable methods of calculation consistent with such methods customarily employed by such Lender in similar situations.
     (c) Each Lender will notify the Borrower either directly or through the Administrative Agent of any event giving rise to a claim under Section 2.15 or Section 2.17 promptly after the occurrence thereof which notice shall be accompanied by a certificate of such Lender setting forth in reasonable detail the circumstances of such claim.
     (d) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent, shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
ARTICLE III
CONDITIONS
     SECTION 3.01.   Conditions Precedent to the Effectiveness of this Agreement. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 11.02).
     (a) The Administrative Agent (or its counsel) shall have received from each party thereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
     (b) The Lenders, the Administrative Agent, the Arrangers and each other Person entitled to the payment of fees or the reimbursement or payment of expenses, pursuant hereto, shall have received all fees required to be paid by the Effective Date, and all expenses for which invoices have been presented on or before the Effective Date.
     (c) The Administrative Agent shall have received certified copies of the resolutions of the Board of Directors of each of the Guarantor and the Borrower approving this Agreement, and of all documents evidencing other necessary corporate action and governmental and regulatory approvals with respect to this Agreement.
     (d) The Administrative Agent shall have received from each of the Borrower and the Guarantor, to the extent generally available in the relevant jurisdiction, a copy of a certificate or certificates of the Secretary of State (or other appropriate public official) of the jurisdiction of its incorporation, dated reasonably near the Effective Date, (i) listing the charters of the Borrower or the Guarantor, as the case may be, and each amendment thereto on file in such office and certifying that such amendments are the only amendments to the Borrower’s or the Guarantor’s charter, as the case may be, on file in such office, and (ii) stating, in the case of the Borrower, that the Borrower is authorized to transact business under the laws of the jurisdiction of its place of incorporation, and, in the case of the Guarantor, that the Guarantor is duly incorporated and in good standing under the laws of the jurisdiction of its place of incorporation.
     (e) (i) The Administrative Agent shall have received a certificate or certificates of each of the Borrower and the Guarantor, signed on behalf of the Borrower and the Guarantor respectively, by the Secretary, an Assistant Secretary or a Responsible Officer thereof, dated the Effective Date, certifying as to (A) the absence of any amendments to the charter of the Borrower or the Guarantor, as the case may be, since the date of the certificates referred to in paragraph (d) above, (B) a true and correct copy of the bylaws of each of the Borrower or the Guarantor, as the case may be, as in effect on the Effective Date, (C) the absence of any proceeding for the dissolution or liquidation of the Borrower or the Guarantor, as the case may be, (D) the truth, in all material respects, of the representations and warranties contained in the Credit Documents to which the Borrower or the Guarantor is a party, as the case may be, as though made on and as of the Effective Date, and (E) the absence, as of the Effective Date, of any Default or Event of Default; and (ii) each of such certifications shall be true.
     (f) The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of each of the Guarantor and the Borrower certifying the names and true signatures of the officers of Guarantor or the Borrower, as the case may be, authorized to sign, and signing, this Agreement and the other Credit Documents to be delivered hereunder on or before the Effective Date.
     (g) The Administrative Agent shall have received from (a) Schiff Hardin LLP, counsel for the Guarantor and the Borrower, a favorable opinion, substantially in the form of Exhibit B-1 hereto and as to such other matters as any Lender through the Administrative Agent may reasonably request and (b) Thelen Reid & Priest LLP, special counsel for the Guarantor and the Borrower, a favorable opinion, substantially in the form of Exhibit B-2 hereto as to certain matters under the Public Utility Holding Company Act of 1935, as amended.
     SECTION 3.02.   Conditions Precedent to Each Loan. The obligation of each Lender to make any Loan (including the initial Loan) shall be subject to the satisfaction (or waiver in accordance with Section 11.02) of each of the following conditions:
     (a) The representations and warranties of the Guarantor and the Borrower set forth in this Agreement (other than the representation and warranty set forth in Section 4.01(f)) shall be true and correct in all material respects on and as of the date of such Loan, except to the extent that such representations and warranties are specifically limited to a prior date, in which case such representations and warranties shall be true and correct in all material respects on and as of such prior date.
     (b) After giving effect to such Loan, such Loan will not result in the sum of the then Total Outstanding Principal exceeding the Aggregate Commitments.
     (c) Such Loan will comply with all other applicable requirements of Article II, including, without limitation Sections 2.01 and 2.02, as applicable.

     (d) At the time of and immediately after giving effect to such Loan, no Default or Event of Default shall have occurred and be continuing.
     (e) The Administrative Agent shall have timely received a Borrowing Request.
     Each Loan and the acceptance by the Borrower of the benefits thereof shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b), (c) and (d) of this Section.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     SECTION 4.01.   Representations and Warranties of the Credit Parties. Each of the Borrower and the Guarantor represents and warrants as follows:
     (a) Each of the Borrower and the Guarantor is a corporation duly organized, validly existing and, in the case of the Borrower, authorized to transact business under the laws of the State of its incorporation, and, in the case of the Guarantor, in good standing under the laws of the State of its incorporation.
     (b) The execution, delivery and performance by each of the Credit Parties of the Credit Documents to which it is a party (i) are within such Credit Party’s corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene (A) such Credit Party’s charter or by-laws, as the case may be, or (B) any law, rule or regulation (including, without limitation, the Public Utility Holding Company Act of 1935, as amended), or any material Contractual Obligation or legal restriction, binding on or affecting such Credit Party or any Material Subsidiary, as the case may be, and (iv) do not require the creation of any Lien on the property of such Credit Party or any Material Subsidiary under any Contractual Obligation binding on or affecting such Credit Party or any Material Subsidiary.
     (c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for the due execution, delivery and performance by any Credit Party of this Agreement or any other Credit Document to which any of them is a party, except for such as (i) have been obtained or made and that are in full force and effect or (ii) are not presently required under applicable law and have not yet been applied for.
     (d) Each Credit Document to which any Credit Party is a party is a legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     (e) The consolidated balance sheet of the Guarantor and its Subsidiaries as at September 30, 2005, and the related statements of income and retained earnings of the

Guarantor and its Subsidiaries for the nine months then ended, copies of which have been made available or furnished to each Lender, fairly present (subject to year-end adjustments) the financial condition of the Guarantor and its Subsidiaries as at such date and the results of the operations of the Guarantor and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied.
     (f) Since December 31, 2004, there has been no material adverse change in such condition or operations, or in the business, assets, operations, condition (financial or otherwise) or prospects of any of the Credit Parties or of Columbia.
     (g) There is no pending or threatened action, proceeding or investigation affecting such Credit Party before any court, governmental agency or other Governmental Authority or arbitrator that (taking into account the exhaustion of appeals) would have a Material Adverse Effect, or that (i) purports to affect the legality, validity or enforceability of this Agreement or any promissory notes executed pursuant hereto, or (ii) seeks to prohibit the ownership or operation, by any Credit Party or any of their respective Material Subsidiaries, of all or a material portion of their respective businesses or assets.
     (h) The Guarantor and its Subsidiaries, taken as a whole, do not hold or carry Margin Stock having an aggregate value in excess of 10% of the value of their consolidated assets, and no part of the proceeds of any Loan hereunder will be used to buy or carry any Margin Stock.
     (i) No ERISA Event has occurred, or is reasonably expected to occur, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.
     (j) Schedule B (Actuarial Information) to the 2004 Annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and made available or furnished to each Lender, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no adverse change in such funding status which may reasonably be expected to have a Material Adverse Effect.
     (k) Neither the Guarantor nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan which may reasonably be expected to have a Material Adverse Effect.
     (l) Neither the Guarantor nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title VI of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA, in either such case, that could reasonably be expected to have a Material Adverse Effect.

     (m) No Credit Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
     (n) The Guarantor is a “public utility holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, registered in compliance therewith.
     (o) Each Credit Party has filed all tax returns (Federal, state and local) required to be filed by it and has paid or caused to be paid all taxes due for the periods covered thereby, including interest and penalties, except for any such taxes, interest or penalties which are being contested in good faith and by proper proceedings and in respect of which such Credit Party has set aside adequate reserves for the payment thereof in accordance with GAAP.
     (p) Each Credit Party and its Subsidiaries are and have been in compliance with all laws (including, without limitation, the Public Utility Holding Company Act of 1935, as amended, and all Environmental Laws), except to the extent that any failure to be in compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     (q) No Subsidiary of any Credit Party is party to, or otherwise bound by, any agreement that prohibits such Subsidiary from making any payments, directly or indirectly, to such Credit Party, by way of dividends, advances, repayment of loans or advances, reimbursements of management or other intercompany charges, expenses and accruals or other returns on investment, or any other agreement that restricts the ability of such Subsidiary to make any payment, directly or indirectly, to such Credit Party, other than prohibitions and restrictions permitted to exist under Section 6.01(e).
     (r) The information, exhibits and reports furnished by the Guarantor or any of its Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Credit Documents, taken as a whole, do not contain any material misstatement of fact and do not omit to state a material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances made.
     (s) The outstanding amount of the Loans when aggregated with all other outstanding short-term debt does not exceed $2,500,000,000 at any time prior to the delivery to the Administrative Agent of evidence reasonably satisfactory to it that the terms of the Order Authorizing Various External and Intrasystem Financing and Related Transactions; Reservations of Jurisdiction, dated December 30, 2003 and issued by the Securities and Exchange Commission (Release No. 35-27789; File No. 70-10169), are no longer in effect.
ARTICLE V
AFFIRMATIVE COVENANTS

     SECTION 5.01.   Affirmative Covenants. So long as any Lender shall have any Commitment hereunder or any principal of any Loan, or interest or fees payable hereunder shall remain unpaid, each of the Credit Parties will, unless the Required Lenders shall otherwise consent in writing:
     (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders (including, without limitation, any of the foregoing relating to employee health and safety or public utilities and all Environmental Laws), unless the failure to so comply could not reasonably be expected to have a Material Adverse Effect; without limiting the foregoing, each of the Credit Parties will obtain and maintain in full force and effect all orders required under the Public Utility Holding Company Act of 1935, as amended, to be obtained and maintained for consummation of the Transactions and the performance of their respective obligations hereunder (including the borrowing and repayment of funds, and the guaranty of all obligations relating thereto).
     (b) Maintenance of Properties, Etc. Maintain and preserve, and cause each Material Subsidiary to maintain and preserve, all of its material properties which are used in the conduct of its business in good working order and condition, ordinary wear and tear excepted, if the failure to do so could reasonably be expected to have a Material Adverse Effect.
     (c) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property, and (ii) all legal claims which, if unpaid, might by law become a lien upon its property; provided, however, that neither any Credit Party nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim which is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.
     (d) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually obtained by companies engaged in similar businesses of comparable size and financial strength and owning similar properties in the same general areas in which such Credit Party or such Subsidiary operates, or, to the extent such Credit Party or Subsidiary deems it reasonably prudent to do so, through its own program of self-insurance.
     (e) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each Material Subsidiary to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises, except as otherwise permitted under this Agreement; provided that that no such Person shall be required to preserve any right or franchise with respect to which the Board of Directors of such Person has determined that the preservation thereof is no longer desirable in the conduct of the business of such Person and that the loss thereof is not disadvantageous in any material respect to any Credit Party or the Lenders.

     (f) Visitation Rights. At any reasonable time and from time to time, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof, on not less than five Business Days’ notice (which notice shall be required only so long as no Default shall be occurred and be continuing), to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, such Credit Party or any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Credit Parties and their respective Subsidiaries with any of their respective officers and with their independent certified public accountants; subject, however, in all cases to the imposition of such conditions as the affected Credit Party or Subsidiary shall deem necessary based on reasonable considerations of safety and security and provided that so long as no Default or Event of Default shall have occurred and be continuing, each Lender will be limited to one visit each year.
     (g) Keeping of Books. (i) Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all material financial transactions and the assets and business of each of the Credit Parties and each of their respective Subsidiaries, and (ii) maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied.
     (h) Reporting Requirements. Deliver to the Administrative Agent for distribution to the Lenders:
     (i) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Guarantor (or, if earlier, concurrently with the filing thereof with the Securities and Exchange Commission or any national securities exchange in accordance with applicable law or regulation), balance sheets of the Guarantor and its Consolidated Subsidiaries in comparative form as of the end of such quarter and statements of income and retained earnings of the Guarantor and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year of the Guarantor and ending with the end of such quarter, each prepared in accordance with generally accepted accounting principles consistently applied, subject to normal year-end audit adjustments, certified by the chief financial officer of the Guarantor.
     (ii) as soon as available and in any event within 90 days after the end of each fiscal year of the Guarantor (or, if earlier, concurrently with the filing thereof with the Securities and Exchange Commission or any national securities exchange in accordance with applicable law or regulation), a copy of the audit report for such year for the Guarantor and its Consolidated Subsidiaries containing financial statements for such year prepared in accordance with generally accepted accounting principles consistently applied as reported on by independent certified public accountants of recognized national standing acceptable to the Required Lenders, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards;
     (iii) concurrently with the delivery of financial statements pursuant to clauses (i) and (ii) above or the notice relating thereto contemplated by the final sentence of this

Section 5.01(h), a certificate of a senior financial officer of each of the Guarantor and the Borrower (A) to the effect that no Default or Event of Default has occurred and is continuing (or, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Guarantor or the Borrower, as the case may be, has taken and proposes to take with respect thereto), and (B) in the case of the certificate relating to the Guarantor, setting forth calculations, in reasonable detail, establishing Guarantor’s compliance, as at the end of such fiscal quarter, with the financial covenant contained in Article VII;
     (iv) as soon as possible and in any event within five days after the occurrence of each Default or Event of Default continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Event of Default or event and the action which the Borrower has taken and proposes to take with respect thereto;
     (v) promptly after the sending or filing thereof, copies of all reports which the Guarantor sends to its stockholders, and copies of all reports and registration statements (other than registration statements filed on Form S-8 and filings under the Public Utility Holding Company Act of 1935, as amended) that the Guarantor, the Borrower or any Subsidiary of the Guarantor or the Borrower, files with the Securities and Exchange Commission;
     (vi) promptly and in any event within 10 days after the Guarantor knows or has reason to know that any material ERISA Event has occurred, a statement of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, which the Guarantor or any affected ERISA Affiliate proposes to take with respect thereto;
     (vii) promptly and in any event within two Business Days after receipt thereof by the Guarantor (or knowledge being obtained by the Guarantor of the receipt thereof by any ERISA Affiliate), copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;
     (viii) promptly and in any event within five Business Days after receipt thereof by the Guarantor (or knowledge being obtained by the Guarantor of the receipt thereof by any ERISA Affiliate) from the sponsor of a Multiemployer Plan, a copy of each notice received by the Guarantor or any ERISA Affiliate concerning (A) the imposition of material Withdrawal Liability by a Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any Multiemployer Plan or (C) the amount of liability incurred, or which may be incurred, by the Guarantor or any ERISA Affiliate in connection with any event described in clause (A) or (B) above;
     (ix) promptly after the Guarantor has knowledge of the commencement thereof, notice of any actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Guarantor or any Material Subsidiary of the type described in Section 4.01(g);

     (x) promptly after the Guarantor or the Borrower knows of any change in the rating of the Index Debt by S&P or Moody’s, a notice of such changed rating; and
     (xi) such other information respecting the condition or operations, financial or otherwise, of the Guarantor or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.
     Notwithstanding the foregoing, the Credit Parties’ obligations to deliver the documents or information required under any of clauses (i), (ii) and (v) above shall be deemed to be satisfied upon (x) the relevant documents or information being publicly available on the Guarantor’s website or other publicly available electronic medium (such as EDGAR) within the time period required by such clause, and (y) the delivery by the Guarantor or the Borrower of notice to the Administrative Agent and the Lenders, within the time period required by such clause, that such documents or information are so available.
     (i) Use of Proceeds. Use the proceeds of the Loans hereunder for working capital and other general corporate purposes, including to provide liquidity support for commercial paper issued by the Borrower.
     (j) Ratings. At all times maintain ratings by both Moody’s and S&P with respect to the Index Debt.
ARTICLE VI
NEGATIVE COVENANTS
     SECTION 6.01.   Negative Covenants. So long as any Lender shall have any Commitment hereunder or any principal of any Loan, or interest or fees payable hereunder shall remain unpaid, no Credit Party will, without the written consent of the Required Lenders:
     (a) Limitation on Liens. Create or suffer to exist, or permit any of its Subsidiaries (other than a Utility Subsidiary) to create or suffer to exist, any lien, security interest, or other charge or encumbrance (collectively, “Liens”) upon or with respect to any of its properties, whether now owned or hereafter acquired, or collaterally assign for security purposes, or permit any of its Subsidiaries (other than a Utility Subsidiary) to so assign any right to receive income in each case to secure or provide for or guarantee the payment of Debt for Borrowed Money of any Person, without in any such case effectively securing, prior to or concurrently with the creation, issuance, assumption or guaranty of any such Debt for Borrowed Money, the Obligations (together with, if the Guarantor shall so determine, any other Debt for Borrowed Money of or guaranteed by the Guarantor or any of its Subsidiaries ranking equally with the Loans and then existing or thereafter created) equally and ratably with (or prior to) such Debt for Borrowed Money; provided, however, that the foregoing restrictions shall not apply to or prevent the creation or existence of:
     (i) (A) Liens on any property acquired, constructed or improved by the Guarantor or any of its Subsidiaries (other than a Utility Subsidiary) after the date of this Agreement that are created or assumed prior to, contemporaneously with, or within 180 days after, such acquisition or completion of such construction or improvement, to secure or provide for the payment of all or any part of the purchase price of such property or the cost of such construction or improvement; or (B) in addition to Liens contemplated by clauses (ii) and (iii) below, Liens on any property existing at the time of acquisition thereof, provided that the Liens shall not apply to any property theretofore owned by the Guarantor or any such Subsidiary other than, in the case of any such construction or improvement, (1) unimproved real property on which the property so constructed or the improvement is located, (2) other property (or improvements thereon) that is an improvement to or is acquired or constructed for specific use with such acquired or constructed property (or improvement thereof), and (3) any rights and interests (A) under any agreements or other documents relating to, or (B) appurtenant to, the property being so constructed or improved or such other property;
     (ii) existing Liens on any property or indebtedness of a corporation that is merged with or into or consolidated with any Credit Party or any of its Subsidiaries; provided that such Lien was not created in contemplation of such merger or consolidation;
     (iii) Liens on any property or indebtedness of a corporation existing at the time such corporation becomes a Subsidiary of any Credit Party; provided that such Lien was not created in contemplation of such occurrence;
     (iv) Liens to secure Debt for Borrowed Money of a Subsidiary of a Credit Party to a Credit Party or to another Subsidiary of the Guarantor;
     (v) Liens in favor of the United States of America, any State, any foreign country or any department, agency or instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Debt for Borrowed Money incurred for the purpose of financing all or any part of the purchase price of the cost of constructing or improving the property subject to such Liens, including, without limitation, Liens to secure Debt for Borrowed Money of the pollution control or industrial revenue bond type;
     (vi) Liens on any property (including any natural gas, oil or other mineral property) to secure all or part of the cost of exploration, drilling or development thereof or to secure Debt for Borrowed Money incurred to provide funds for any such purpose;
     (vii) Liens existing on the date of this Agreement;
     (viii) Liens for the sole purposes of extending, renewing or replacing in whole or in part Debt for Borrowed Money secured by any Lien referred to in the foregoing clauses (i) through (vii), inclusive, or this clause (viii); provided, however, that the principal amount of Debt for Borrowed Money secured thereby shall not exceed the principal amount of Debt for Borrowed Money so secured at the time of such extension, renewal or replacement (which, for purposes of this limitation as it applies to a synthetic lease, shall be deemed to be (x) the lessor’s original cost of the property subject to such lease at the time of extension, renewal or replacement, less (y) the aggregate amount of all prior payments under such lease allocated pursuant to the terms of such lease to reduce the principal amount of the lessor’s investment, and borrowings by the lessor, made to fund the original cost of the property), and that such extension, renewal or replacement shall be limited to all or a part of the property or indebtedness which secured the Lien so extended, renewed or replaced (plus improvements on such property);
     (ix) Liens on any property or assets of a Project Financing Subsidiary, or on any Capital Stock in a Project Financing Subsidiary, in either such case, that secure only a Project Financing or a Contingent Guaranty that supports a Project Financing; or
     (x) Any Lien, other than a Lien described in any of the foregoing clauses (i) through (ix), inclusive, to the extent that it secures Debt for Borrowed Money, or guaranties thereof, the outstanding principal balance of which at the time of creation of such Lien, when added to the aggregate principal balance of all Debt for Borrowed Money secured by Liens incurred under this clause (x) then outstanding, does not exceed 5% of Consolidated Net Tangible Assets.
     If at any time any Credit Party or any of its Subsidiaries shall create, issue, assume or guaranty any Debt for Borrowed Money secured by any Lien and the first paragraph of this Section 6.01(a) requires that the Loans be secured equally and ratably with such Debt for Borrowed Money, the Borrower shall promptly deliver to the Administrative Agent and each Lender:
     (1) a certificate of a duly authorized officer of the Borrower stating that the covenant contained in the first paragraph of this Section 6.01(a) has been complied with; and
     (2) an opinion of counsel acceptable to the Required Lenders to the effect that such covenant has been complied with and that all documents executed by any Credit Party or any of its Subsidiaries in the performance of such covenant comply with the requirements of such covenant.
     (b) Mergers, Etc. Merge or consolidate with or into, or, except in a transaction permitted under paragraph (c) of this Section, convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or permit any of its Subsidiaries to do so, except that:
     (i) any Subsidiary of the Guarantor (other than the Borrower) may merge or consolidate with or transfer assets to or acquire assets from any other Subsidiary of the Guarantor, provided that in the case of any such merger, consolidation, or transfer of assets to which NIPSCO or Columbia is a party, the continuing or surviving Person shall be a Wholly-Owned Subsidiary of the Guarantor; and
     (ii) the Borrower may merge or consolidate with, or transfer assets to, or acquire assets from, any other Wholly-Owned Subsidiary of the Guarantor, provided that in the case of any such merger or consolidation to which the Borrower is not the surviving Person, or transfer of all or substantially all of the assets of the Borrower to any other Wholly-Owned Subsidiary of the Guarantor, immediately after giving effect thereto, (A) no Event of Default shall have occurred and be continuing (determined, for purposes of compliance with Article VII after giving effect to such transaction, on a pro forma basis as if such transaction had occurred on the last day of the Guarantor’s fiscal quarter then most recently ended) and (B) such surviving Person or transferee, as applicable, shall have assumed all of the obligations of the Borrower under and in respect of the Credit Documents by written instrument satisfactory to the Administrative Agent and its counsel in their reasonable discretion, accompanied by such opinions of counsel and other supporting documents as they may reasonably require; and
     (iii) any Subsidiary of the Guarantor may merge into the Guarantor or the Borrower or transfer assets to the Borrower or the Guarantor, provided that in the case of any merger or consolidation of the Borrower into the Guarantor or transfer of all or substantially all of the assets of the Borrower to the Guarantor, immediately after giving effect thereto, (A) no Event of Default shall have occurred and be continuing (determined, for purposes of compliance with Article VII after giving effect to such transaction, on a pro forma basis as if such transaction had occurred on the last day of the Guarantor’s fiscal quarter then most recently ended) and (B) the Guarantor shall have assumed all of the obligations of the Borrower under and in respect of the Credit Documents by written instrument satisfactory to the Administrative Agent and its counsel in their reasonable discretion, accompanied by such opinions of counsel and other supporting documents as they may reasonably require; and
     (iv) the Guarantor or any Subsidiary of the Guarantor may merge, or consolidate with or transfer all or substantially all of its assets to any other Person; provided that in each case under this clause (iii), immediately after giving effect thereto, (A) no Event of Default shall have occurred and be continuing (determined, for purposes of compliance with Article VII after giving effect to such transaction, on a pro forma basis as if such transaction had occurred on the last day of the Guarantor’s fiscal quarter then most recently ended); (B) in the case of any such merger, consolidation or transfer of assets to which the Borrower is a party, the Borrower shall be the continuing or surviving corporation; (C) in the case of any such merger, consolidation, or transfer of assets to which NIPSCO or Columbia is a party, NIPSCO or Columbia, as the case may be, shall be the continuing or surviving corporation and shall be a Wholly-Owned Subsidiary of the Guarantor; (D) in the case of any such merger, consolidation or transfer of assets to which the Guarantor is a party, the Guarantor shall be the continuing or surviving corporation; and (E) the Index Debt shall be rated at least BBB- by S&P and at least Baa3 by Moody’s.
     (c) Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of their respective Subsidiaries to sell, lease, transfer or otherwise dispose of (other than in connection with a transaction authorized by paragraph (b) of this Section) any substantial part of its assets; provided that the foregoing shall not prohibit any such sale, conveyance, lease, transfer or other disposition that (i) constitutes realization on a Lien permitted to exist under Section 6.01(a); or (ii) (A) (1) is for a price not materially less than the fair market value of such assets, (2) would not materially impair the ability of any Credit Party to perform its obligations under this Agreement and (3) together with all other such sales, conveyances, leases, transfers and other dispositions, would have no Material Adverse Effect, or (B) would not result in the sale, lease, transfer or other disposition, in the aggregate, of more than 10% of the consolidated total assets of the Guarantor and its Subsidiaries, determined in accordance with GAAP, on September 30, 2004.
     (d) Compliance with ERISA. (i) Terminate, or permit any ERISA Affiliate to terminate, any Plan so as to result in a Material Adverse Effect or (ii) permit to exist any occurrence of any Reportable Event (as defined in Title IV of ERISA), or any other event or condition, that presents a material (in the reasonable opinion of the Required Lenders) risk of such a termination by the PBGC of any Plan, if such termination could reasonably be expected to have a Material Adverse Effect.
     (e) Certain Restrictions. Permit any of its Subsidiaries (other than, in the case of the Guarantor, the Borrower) to enter into or permit to exist any agreement that by its terms prohibits such Subsidiary from making any payments, directly or indirectly, to such Credit Party by way of dividends, advances, repayment of loans or advances, reimbursements of management or other intercompany charges, expenses and accruals or other returns on investment, or any other agreement that restricts the ability of such Subsidiary to make any payment, directly or indirectly, to such Credit Party; provided that the foregoing shall not apply to prohibitions and restrictions (i) imposed by applicable law, (ii) (A) imposed under an agreement in existence on the date of this Agreement, and (B) described on Schedule 6.01(e) of the Existing Agreement, (iii) existing with respect to a Subsidiary on the date it becomes a Subsidiary that are not created in contemplation thereof (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such prohibition or restriction), (iv) contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such prohibitions or restrictions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (v) imposed on a Project Financing Subsidiary in connection with a Project Financing, or (vi) that could not reasonably be expected to have a Material Adverse Effect.
ARTICLE VII
FINANCIAL COVENANT
       So long as any Lender shall have any Commitment hereunder or any principal of any Loan, or interest or fees payable hereunder shall remain unpaid, the Guarantor shall maintain a Debt to Capitalization Ratio of not more than 0.70 to 1.00.
ARTICLE VIII
EVENTS OF DEFAULT
     SECTION 8.01.   Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

     (a) The Borrower shall fail to pay any principal of any Loan when the same becomes due and payable or shall fail to pay any interest, fees or other amounts hereunder within three days after when the same becomes due and payable; or
     (b) Any representation or warranty made by any Credit Party in any Credit Document or by any Credit Party (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or
     (c) Any Credit Party shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01(e), 5.01(f), 5.01(h), 5.01(i), 6.01 or Article VII; or
     (d) Any Credit Party shall fail to perform or observe any term, covenant or agreement contained in any Credit Document on its part to be performed or observed (other than one identified in paragraph (a), (b) or (c) above) if the failure to perform or observe such other term, covenant or agreement shall remain unremedied for thirty days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or
     (e) The Guarantor, the Borrower or any of their respective Subsidiaries shall fail to pay any principal of or premium or interest on any Indebtedness (excluding Non-Recourse Debt) which is outstanding in a principal amount of at least $50,000,000 in the aggregate (but excluding the Loans) of the Guarantor, the Borrower or such Subsidiary, as the case may be, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the scheduled maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or
     (f) Any Credit Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Credit Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against any Credit Party (but not instituted by any Credit Party), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, any Credit Party or for any substantial part of its property) shall occur; or any Credit Party shall take any corporate action to authorize any of the actions set forth above in this paragraph (f); or
     (g) One or more Subsidiaries of the Guarantor (other than the Borrower) in which the aggregate sum of (i) the amounts invested by the Guarantor and its other Subsidiaries in the aggregate, by way of purchases of Capital Stock, Capital Leases, loans or otherwise, and (ii) the amount of recourse, whether contractual or as a matter of law (but excluding Non-Recourse Debt), available to creditors of such Subsidiary or Subsidiaries against the Guarantor or any of its other Subsidiaries, is $100,000,000 or more (collectively, “Substantial Subsidiaries”) shall generally not pay their respective debts as such debts become due, or shall admit in writing their respective inability to pay their debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Substantial Subsidiaries seeking to adjudicate them bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of them or their respective debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for them or for any substantial part of their respective property and, in the case of any such proceeding instituted against Substantial Subsidiaries (but not instituted by the Guarantor or any Subsidiary of the Guarantor), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, the Substantial Subsidiaries or for any substantial part of their respective property) shall occur; or Substantial Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this paragraph (g); or
     (h) Any judgment or order for the payment of money in excess of $50,000,000 shall be rendered against the Borrower, the Guarantor or any of its other Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
     (i) Any ERISA Event shall have occurred with respect to a Plan and, 30 days after notice thereof shall have been given to the Guarantor or the Borrower by the Administrative Agent, (i) such ERISA Event shall still exist and (ii) the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or, in the case of a Plan with respect to which an ERISA Event described in clauses (c) through (f) of the definition of ERISA Event shall have occurred and then exist, the liability related thereto) is equal to or greater than $10,000,000 (when aggregated with paragraphs (j), (k) and (l) of this Section), and a Material Adverse Effect could reasonably be expected to occur as a result thereof; or
     (j) The Guarantor or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such

Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Guarantor and its ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $10,000,000 or requires payments exceeding $10,000,000 per annum (in either case, when aggregated with paragraphs (i), (k) and (l) of this Section), and a Material Adverse Effect could reasonably be expected to occur as a result thereof; or
     (k) The Guarantor or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Guarantor and its ERISA Affiliates to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan year of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $10,000,000 (when aggregated with paragraphs (i), (j) and (l) of this Section), and a Material Adverse Effect could reasonably be expected to occur as a result thereof; or
     (l) The Guarantor or any ERISA Affiliate shall have committed a failure described in Section 302(f)(1) of ERISA and the amount determined under Section 302(f)(3) of ERISA is equal to or greater than $10,000,000 (when aggregated with paragraphs (i), (j) and (k) of this Section), and a Material Adverse Effect could reasonably be expected to occur as a result thereof; or
     (m) Any provision of the Credit Documents shall be held by a court of competent jurisdiction to be invalid or unenforceable against any Credit Party purported to be bound thereby, or any Credit Party shall so assert in writing; or
     (n) Any Change of Control shall occur;
then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitment of each Lender hereunder to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request or with the consent of the Required Lenders, by notice to the Borrower, declare all amounts payable under this Agreement to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of an actual or deemed entry of an order for relief with respect to any Credit Party under the Federal Bankruptcy Code, (1) the Commitment of each Lender, hereunder shall automatically be terminated and (2) all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE IX
THE ADMINISTRATIVE AGENT
     SECTION 9.01.   The Administrative Agent. (a) Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
     (b) The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the any Credit Party or any of such Credit Party’s Subsidiaries or other Affiliates thereof as if it were not the Administrative Agent hereunder.
     (c) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders, and (iii) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, the Guarantor or any of its other Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or, if applicable, all of the Lenders) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (1) any statement, warranty or representation made in or in connection with this Agreement, (2) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (3) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (4) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (5) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent and the conformity thereof to such express requirement.
     (d) The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for a Credit Party) independent accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     (e) The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     (f) Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Credit Parties. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (which consent shall not unreasonably be withheld), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank, in any event having total assets in excess of $500,000,000 and who shall serve until such time, if any, as an Agent shall have been appointed as provided above. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 11.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.
     (g) Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

     (h) No Lender identified on the signature pages of this Agreement as a “Lead Arranger” or “Book Runner”, or that is given any other title hereunder other than “Administrative Agent”, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the generality of the foregoing, no Lender so identified as a “Lead Arranger” or that is given any other title hereunder, shall have, or be deemed to have, any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
ARTICLE X
GUARANTY
     SECTION 10.01.   The Guaranty. (a) The Guarantor, as primary obligor and not merely as a surety, hereby irrevocably, absolutely and unconditionally guarantees to the Administrative Agent and the Lenders and each of their respective successors, endorsees, transferees and assigns (each a “Beneficiary” and collectively, the “Beneficiaries”) the prompt and complete payment by the Borrower, as and when due and payable, of the Obligations, in accordance with the terms of the Credit Documents. The provisions of this Article X are sometimes referred to hereinafter as the “Guaranty”.
     (b) The Guarantor hereby guarantees that the Obligations will be paid strictly in accordance with the terms of the Credit Documents, regardless of any law now or hereafter in effect in any jurisdiction affecting any such terms or the rights of the Beneficiaries with respect thereto. The obligations and liabilities of the Guarantor under this Guaranty shall be absolute and unconditional irrespective of: (i) any lack of validity or enforceability of any of the Obligations or any Credit Document, or any delay, failure or omission to enforce or agreement not to enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise of any right with respect to the foregoing (including, in each case, without limitation, as a result of the insolvency, bankruptcy or reorganization of any Beneficiary, the Borrower or any other Person); (ii) any change in the time, manner or place of payment of, or in any other term in respect of, all or any of the Obligations, or any other amendment or waiver of or consent to any departure from the Credit Documents or any agreement or instrument relating thereto; (iii) any exchange or release of, or non-perfection of any Lien on or in any collateral, or any release, amendment or waiver of, or consent to any departure from, any other guaranty of, or agreement granting security for, all or any of the Obligations; (iv) any claim, set-off, counterclaim, defense or other rights that the Guarantor may have at any time and from time to time against any Beneficiary or any other Person, whether in connection with this Transaction or any unrelated transaction; or (v) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any other guarantor or surety in respect of the Obligations or the Guarantor in respect hereof.
     (c) The Guaranty provided for herein (i) is a guaranty of payment and not of collection; (ii) is a continuing guaranty and shall remain in full force and effect until the

Commitments have been terminated and the Obligations have been paid in full in cash; and (iii) shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be returned by any Beneficiary upon or as a result of the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or otherwise, all as though such payment had not been made.
     (d) The obligations and liabilities of the Guarantor hereunder shall not be conditioned or contingent upon the pursuit by any Beneficiary or any other Person at any time of any right or remedy against the Borrower or any other Person that may be or become liable in respect of all or any part of the Obligations or against any collateral security or guaranty therefor or right of setoff with respect thereto.
     (e) The Guarantor hereby consents that, without the necessity of any reservation of rights against the Guarantor and without notice to or further assent by the Guarantor, any demand for payment of any of the Obligations made by any Beneficiary may be rescinded by such Beneficiary and any of the Obligations continued after such rescission.
     (f) The Guarantor’s obligations under this Guaranty shall be unconditional, irrespective of any lack of capacity of the Borrower or any lack of validity or enforceability of any other provision of this Agreement or any other Credit Document, and this Guaranty shall not be affected in any way by any variation, extension, waiver, compromise or release of any or all of the Obligations or of any security or guaranty from time to time therefor.
     (g) The obligations of the Guarantor under this Guaranty shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any proceeding or action, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, marshalling of assets, assignment for the benefit of creditors, composition with creditors, readjustment, liquidation or arrangement of the Borrower or any similar proceedings or actions, or by any defense the Borrower may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding or action. Without limiting the generality of the foregoing, the Guarantor’s liability shall extend to all amounts and obligations that constitute the Obligations and would be owed by the Borrower, but for the fact that they are unenforceable or not allowable due to the existence of any such proceeding or action.
     SECTION 10.02.   Waivers. (a) The Guarantor hereby unconditionally waives: (i) promptness and diligence; (ii) notice of or proof of reliance by the Administrative Agent or the Lenders upon this Guaranty or acceptance of this Guaranty; (iii) notice of the incurrence of any Obligation by the Borrower or the renewal, extension or accrual of any Obligation or of any circumstances affecting the Borrower’s financial condition or ability to perform the Obligations; (iv) notice of any actions taken by the Beneficiaries or the Borrower or any other Person under any Credit Document or any other agreement or instrument relating thereto; (v) all other notices, demands and protests, and all other formalities of every kind in connection with the enforcement of the Obligations, of the obligations of the Guarantor hereunder or under any other Credit

Document, the omission of or delay in which, but for the provisions of this Article X might constitute grounds for relieving the Guarantor of its obligations hereunder; (vi) any requirement that the Beneficiaries protect, secure, perfect or insure any Lien or any property subject thereto, or exhaust any right or take any action against the Borrower or any other Person or any collateral; and (vii) each other circumstance, other than payment of the Obligations in full, that might otherwise result in a discharge or exoneration of, or constitute a defense to, the Guarantor’s obligations hereunder.
     (b) No failure on the part of any Beneficiary to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder or under any Credit Document or any other agreement or instrument relating thereto shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any Credit Document or any other agreement or instrument relating thereto preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. This Guaranty is in addition to and not in limitation of any other rights, remedies, powers and privileges the Beneficiaries may have by virtue of any other instrument or agreement heretofore, contemporaneously herewith or hereafter executed by the Guarantor or any other Person or by applicable law or otherwise. All rights, remedies, powers and privileges of the Beneficiaries shall be cumulative and may be exercised singly or concurrently. The rights, remedies, powers and privileges of the Beneficiaries under this Guaranty against the Guarantor are not conditional or contingent on any attempt by the Beneficiaries to exercise any of their rights, remedies, powers or privileges against any other guarantor or surety or under the Credit Documents or any other agreement or instrument relating thereto against the Borrower or against any other Person.
     (c) The Guarantor hereby acknowledges and agrees that, until the Commitments have been terminated and all of the Obligations have been paid in full in cash, under no circumstances shall it be entitled to be subrogated to any rights of any Beneficiary in respect of the Obligations performed by it hereunder or otherwise, and the Guarantor hereby expressly and irrevocably waives, until the Commitments have been terminated and all of the Obligations have been paid in full in cash, (i) each and every such right of subrogation and any claims, reimbursements, right or right of action relating thereto (howsoever arising), and (ii) each and every right to contribution, indemnification, set-off or reimbursement, whether from the Borrower or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, and whether arising by contract or operation of law or otherwise by reason of the Guarantor’s execution, delivery or performance of this Guaranty.
     (d) The Guarantor represents and warrants that it has established adequate means of keeping itself informed of the Borrower’s financial condition and of other circumstances affecting the Borrower’s ability to perform the Obligations, and agrees that neither the Administrative Agent nor any Lender shall have any obligation to provide to the Guarantor any information it may have, or hereafter receive, in respect of the Borrower.

ARTICLE XI
MISCELLANEOUS
     SECTION 11.01.   Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)	if to any Credit Party, to it at:

801 East 86th Avenue
Merrillville, Indiana 46410
Attention: Treasurer
Telecopier: (219) 647-6060;

with a copy to such Credit Party at:

801 East 86th Avenue
Merrillville, Indiana 46410
Attention: Director Corporate Finance and Treasury
Telecopier: (219) 647-6180;

(b)	if to the Administrative Agent at:

1301 Avenue of the Americas
New York, NY 10019
Attention: Kathleen Bereswill, Maria Pena and Thomas Brady
Telecopier: 212-895-6975 (for Ms. Bereswill and Ms. Pena)
and 212-895-1560 (for Mr. Brady)
     (c) if to any Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
     Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
     SECTION 11.02.   Waivers; Amendments. (a) No failure or delay by the Administrative Agent, or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, no Loan shall be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.
     (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, the Guarantor and the Required Lenders or by the Borrower, the Guarantor and the Administrative Agent with the consent of the Required Lenders; provided that if the representations or covenants under the Existing Agreement are amended, waived or otherwise modified pursuant to an agreement or agreements in writing permitted under the Existing Agreement, then the analogous representations and covenants under this Agreement shall automatically be amended, waived or modified to the same extent; and, provided further, that no such agreement referred to in this Section 11.02(b) shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees or other amounts payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees or other amounts payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release the Guarantor from its obligations under the Guaranty without the written consent of each Lender, (vi) waive any of the conditions precedent to the effectiveness of this Agreement set forth in Section 3.01 without the written consent of each Lender, or (vii) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.
     SECTION 11.03.   Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent in connection with the initial syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable out of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made, including in connection with any workout, restructuring or negotiations in respect thereof.

     (b) The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transaction contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property now, in the past or hereafter owned or operated by the Borrower, the Guarantor or any of its other Subsidiaries, or any Environmental Liability related in any way to the Borrower, the Guarantor or any of its other Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
     (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.
     (d) To the extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim against each other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions or any Loan or the use of the proceeds thereof.
     (e) All amounts due under this Section shall be payable not later than 20 days after written demand therefor.
     SECTION 11.04.   Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby; provided that, except to the extent permitted pursuant to Section 6.01(b)(ii), (iii) or(iv), no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Credit Party without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans and other Obligations at the time owing to it); provided that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, each of the Administrative Agent, and, so long as no Event of Default is continuing, the Borrower must give its prior written consent to such assignment (which consent, in the case of the Administrative Agent and the Borrower, shall not unreasonably be withheld), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default shall be continuing, the Borrower otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Upon acceptance and recording pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 11.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.
     (c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and other Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

     (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
     (e) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Guarantor and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.
     (f) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.
     (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.
     (h) Anything herein to the contrary notwithstanding, each Lender (the “Granting Lender”) shall have the right, without the prior consent of the Borrower, to grant to a special purpose funding vehicle (the “SPFV”) that is utilized by such Granting

Lender, identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make hereunder, provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPFV or shall relieve its Granting Lender of any obligation of such Granting Lender hereunder or under any other Credit Document, except to the extent that such SPFV actually funds all or part of any Loan such Granting Lender is obligated to make hereunder, (ii) if an SPFV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, such Granting Lender shall be obligated to make such Loan pursuant to the terms hereof, (iii) the Granting Lender hereby indemnifies and holds the Administrative Agent harmless from and against any liability, loss, cost or expense (including for or in respect of Taxes) arising out of such identification and grant or any transaction contemplated thereby, and (iv) the provisions of this paragraph (h) shall not impose any increased cost or liability on any Credit Party. The making of a Loan by an SPFV hereunder shall utilize the Commitment of its Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto agrees that no SPFV shall be liable for any payment under this Agreement or any other Credit Document for which a Lender would otherwise be liable, for so long as, and to the extent that, its Granting Lender makes such payment. As to any Loans or portions of Loans made by it, each SPFV shall have all the rights that a Lender making such Loans or such portions of Loans would have had under this Agreement and otherwise; provided that (1) its voting rights under this Agreement shall be exercised solely by its Granting Lender and (2) its Granting Lender shall remain solely responsible to the other parties hereto for the performance of such SPFV’s obligations under this Agreement, including its obligations in respect of the Loans or portions of Loans made by it. No additional promissory notes, if any, shall be required to evidence the Loans or portions of Loans made by a SPFV; and the Granting Lender shall be deemed to hold its promissory note, if any, as agent for its SPFV to the extent of the Loans or portions of Loans funded by such SPFV. Each Granting Lender shall act as administrative agent for its SPFV and give and receive notices and other communications on its behalf. Any payments for the account of any SPFV shall be paid to its Granting Lender as administrative agent for such SPFV, and neither a Credit Party nor the Administrative Agent shall be responsible for any Granting Lender’s application of such payments. In furtherance of the foregoing, each party hereto hereby agrees that, until the date that is one year and one day after the payment in full of all outstanding senior Debt of any SPFV, it shall not institute against, or join any other Person in instituting against, such SPFV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings (or any similar proceedings) under the laws of the United States of America or any State thereof. In addition, notwithstanding anything to the contrary contained in this paragraph (h), an SPFV may (1) (A) with notice to, but without the prior written consent of, the Administrative Agent or the Borrower and without paying any processing fee therefor, assign all or any portion of its interest in any Loan to its Granting Lender or (B) with the consent (which consent shall not be unreasonably withheld) of the Administrative Agent and (if no Event of Default has occurred and is continuing) the Borrower, but without paying any processing fee therefor, assign all or any portion of its interest in any Loan to any financial institution providing liquidity or credit facilities to or for the account of such SPFV to fund the Loans funded by such SPFV or to support any securities issued by such SPFV to fund such Loans, and (2) disclose, on a confidential basis, any non-public information relating to Loans funded by it to any rating agency, commercial paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to such SPFV. The Borrower shall not be required to pay, or to reimburse any Granting Lender for, its expenses relating to any SPFV identified by such Granting Lender pursuant to this paragraph (h).
     SECTION 11.05.   Survival. All covenants, agreements, representations and warranties made by the Borrower and the Guarantor herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans. The provisions of Sections 2.15, 2.16, 2.17, 10.01(c)(iii) and 11.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.
     SECTION 11.06.   Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the commitment letter relating to the credit facility provided hereby (to the extent provided therein) and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     SECTION 11.07.   Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     SECTION 11.08.   Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender or any Affiliate thereof is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Credit Party against any of and all the Obligations now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such Obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
     SECTION 11.09.   Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the laws of the State of New York.
     (b) Each Credit Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Credit Party or its properties in the courts of any jurisdiction.
     (c) Each Credit Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     SECTION 11.10.   WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     SECTION 11.11.   Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     SECTION 11.12.   Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than a Credit Party or any Subsidiary of a Credit Party. For the purposes of this Section, “Information” means all information received from any Credit Party or any Subsidiary of a Credit Party relating to a Credit Party or any Subsidiary of a Credit Party or its respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party or any Subsidiary of a Credit Party; provided that, in the case of information received from any Credit Party or any Subsidiary of a Credit Party after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     SECTION 11.13.   USA PATRIOT Act. Each Lender hereby notifies the Credit Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow such Lender to identify the Credit Parties in accordance with the Act.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NISOURCE FINANCE CORP., as Borrower
By:	/s/ David J. Vajda
	Name:	David J. Vajda
	Title:	Vice President and Treasurer

Federal Tax Identification Number: 35-2105468 NISOURCE INC., as Guarantor
By:	/s/ David J. Vajda
	Name:	David J. Vajda
	Title:	Vice President and Treasurer
Federal Tax Identification Number: 35-2108964

DRESDNER KLEINWORT WASSERSTEIN LLC, as Sole Lead Arranger and Sole Book Runner
By:	/s/ Jonathan Newman
	Name:	Jonathan Newman
	Title:	Vice President

DRESDNER BANK AG, New York Branch, as Administrative Agent and a Lender
By:	/s/ Jonathan Newman
	Name:	Jonathan Newman
	Title:	Vice President

By:	/s/ Thomas R. Brady
	Name:	Thomas R. Brady
	Title:	Director

SCHEDULE 2.01
(Credit Agreement)
Names, Addresses, Allocation of Aggregate Commitment, and Applicable Percentages of Banks

		Eurodollar Lending		Applicable
Bank Name	Domestic Office	Office	Commitment	Percentage
Dresdner Bank AG, New York and Grand Cayman Branches	1301 Avenue of the Americas New York, NY 10019	Same	$300,000,000	100%

TOTAL			$300,000,000	100%